EXHIBIT 99

                  PRESS RELEASE OF CLOVER LEAF FINANCIAL CORP.

FOR IMMEDIATE RELEASE


Contact:  Dennis M. Terry
          President & CEO
          618-656-6122



                       CLOVER LEAF FINANCIAL CORP. REPORTS
                             FOURTH QUARTER EARNINGS


Edwardsville, Illinois - Clover Leaf Financial Corp. (OTC Bulletin Board: CLOV), the parent company of Clover Leaf Bank of Edwardsville, Illinois (the "Bank") today announced net income for the three months ended December 31, 2003 of $123,000, compared to net income of $142,000 for the three months ended December 31, 2002 a decrease of $19,000 or 13.4%. Net income for the year ended December 31, 2003 was $391,000, compared to net income of $495,000 for the year ended December 31, 2002, a decrease of $104,000, or 21.0%.

Clover Leaf Financial Corp. was organized in September 2001 at the direction of the Board of Directors of the Bank for the purpose of owning all of the Bank's outstanding capital stock following the completion of the Bank's mutual-to-stock conversion. Clover Leaf Financial sold 661,250 shares of its outstanding common stock at $10.00 per share in a public offering to eligible depositors, which was completed on December 27, 2001.

At December 31, 2003, total assets were $103.1 million, an increase of $7.6 million, or 8.0%, from $95.5 million at December 31, 2002. Loans receivable at December 31, 2003 were $66.8 million, a decrease of $793,000 or 1.2%, from $67.5 million at December 31, 2002. Commercial business, construction and commercial real estate loans increased $374,000 (6.8%), $344,000 (45.2%) and $1.5 million (6.7%), respectively, compared to the 2002 year end. These increases were due to a continued focus by the Bank on commercial lending and a favorable interest rate environment. The increases were offset by a $2.2 million, or 6.2% decline in one-to-four family mortgage loans, and a $759,000, or 25.1% decline in consumer loans. The decline in one-to-four family mortgage loans was due to the sale of $13.3 million in loans to the Federal Home Loan Bank during 2003, as part of the Mortgage Partnership Finance program, where the bank sells the loans and retains servicing rights. Servicing income on loans sold generated income of $45,000 in 2003. Securities, including Federal Home Loan Bank stock, increased $10.7 million, or 63.4%, to $27.5 million at December 31, 2003 from $16.9 million at December 31, 2002. The Bank experienced significant deposit growth resulting in higher cash balances. The Bank used those funds to purchase additional securities, which have a more attractive yield than interest-bearing cash accounts. As a result of this increased investment activity, the Bank's cash balances decreased $2.9 million or 35.3% to $5.3 million at December 31, 2003 from $8.1 million at December 31, 2002. Bank premises and equipment increased $446,000, or 23.4% to $2.4 million at December 31, 2003. The increase resulted, primarily, from a purchase of land that the Bank completed in January of 2003. The land is being held for the purpose of building an additional branch office.

Deposits as of December 31, 2003 were $80.5 million, an increase of $8.0 million, or 11.0%, from December 31, 2002. The increase in deposits was primarily in the interest-bearing categories, with time deposits showing the greatest increase. Short-term time deposits have continued to be a popular product due to the volatile stock market and lack of high yielding investment options for consumers.

Federal Home Loan Bank advances as of December 31, 2003 were $8.0 million, a decrease of $1.0 million, or 11.1% from December 31, 2002. Increased deposit volume has allowed the Bank to fund loan growth and security purchases without borrowing additional funds.

Total stockholders' equity as of December 31, 2003 was $12.7 million, a decrease of $61,000 or 0.5% from December 31, 2002. The decrease in equity from December 31, 2002 to December 31, 2003 was the result of the purchase of 25,300 shares of treasury stock totaling $438,000 by Clover Leaf Financial during 2003. A decrease to equity of $35,000 also resulted from the change in the unrealized gain on investment securities held for sale. This decrease in equity was partially offset by the recording of $391,000 in net income and the amortization of Unearned Employee Stock Ownership Plan shares of $21,000. At December 31, 2003 there were 635,950 shares of common stock outstanding, at a book value of $19.90 per share.


Income Information - Quarter

The Company recorded net income for the three months ended December 31, 2003 of $123,000, compared to net income of $142,000 for the three months ended December 31, 2002.

Interest income for the three months ended December 31, 2003 increased $15,000, or 1.1% to $1.3 million. The average loan yield declined 44 basis points to 6.04% at December 31, 2003 from 6.48% for the same period in the prior year. The Bank's loan rate was negatively impacted by the high volume of mortgage loan refinancing activity as well as the decline in the prime rate, which impacted those commercial loans that re-price with the prime rate. The average security yield declined 57 basis points to 3.85% at December 31, 2003 from 4.42% for the same period in the prior year. The security yield was negatively impacted by the re-pricing of floating rate instruments. Also contributing to the decline in security yield was a large number of maturities and security calls, which were then replaced with lower yielding securities. Despite a decline in average yields on loans and securities, this loss of income was offset by increased income from higher average loan and security balances. Average interest-earning assets for the three months ended December 31, 2003 was $98.8, an increase of $10.8 million, or 12.3%, over average interest-earning assets for the three months ended December 31, 2002 of $88.0 million. Average loan balances increased $1.5 million, or 2.2% over the same period last year. Average security balances increased $9.1 million, or 54.0% over the same period last year. Although the end of period balance has declined, activity during the period has caused the balance of average interest-bearing deposits in other financial institutions to increase $175,000, or 4.8%.

Interest expense for the most recent three-month period fell by $97,000 to $500,000, a decrease of 16.2% compared to the same period last year. The decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings. The average rate paid on interest-bearing liabilities for the three months ended December 31, 2003 declined by 93 basis points to 2.42% from 3.35% for the same period last year. The largest rate decline was seen in certificates of deposits where the average interest rate paid fell by 115 basis points to 2.91% for the three months ended December 31, 2003, from 4.06% for the prior-year period.

Provision for loan losses for the three months ended December 31, 2003 was $12,000, compared to $27,000 for the three months ended December 31, 2002, a decrease of $15,000, or 55.6%. Despite significant loan growth, the Bank has experienced very little loss, and non-performing loan balances have decreased $810,000 to $908,000 since year end 2002, which has allowed the Bank to record less monthly provision expense and still maintain an adequate loan loss reserve in relation to the total non-performing loans and total outstanding gross loan receivables. Management periodically reevaluates the allowance for loan losses to ensure the provision is maintained at a level that represents management's best estimate of probable loan losses in the loan portfolio.

Net interest income after provision for loan losses for the three months ended December 31, 2003 was $821,000, compared to $694,000 for the three months ended December 31, 2002, an increase of $127,000, or 18.3%. The increase in net interest income resulted primarily from the increase in net interest margin to 3.41% from 3.36% for the same period last year.

Non-interest income for the three months ended December 31, 2003 was $79,000 compared to $216,000 for the three months ended December 31, 2002, a decrease of $137,000, or 63.4%. This decrease is primarily attributable to the gain on sale of assets of $110,000 for the prior year period, compared to a gain of $1,000 for the same period this year. Due to highway expansion, the Bank was required to sell a portion of its property to the Illinois Department of Transportation in 2002. The $110,000 gain recorded in the fourth quarter of 2002 represents the value received for the property over the Bank's recorded value. The Bank also saw a $31,000 decline in the gain on sale of loans for the three months ended December 31, 2003 compared to the same period in the prior year. This decline is due to the declining rate environment and spreads narrowing on sold loans, as well as fewer loans sold during the fourth quarter of 2003 compared to the fourth quarter of 2002.

Non-interest expense for the three months ended December 31, 2003 increased by $17,000, or 2.4% from $698,000 for the three months ended December 31, 2002. The increase was primarily attributable to an increase in compensation expense of $19,000, or 5.2%. Compensation increased as a result of staff additions and annual merit increases.

Income Information - Full Year

Net income for the year ended December 31, 2003 was $391,000, a decrease of $104,000 or 21.0% from net income of $495,000 for the year ended December 31, 2002.

Interest income for the year ended December 31, 2003 decreased $107,000 or 2.0% to $5.2 million. The decrease was primarily due to lower average yields on loans and securities, partially offset by higher average balances in loans and securities. Average interest-earning assets for the year ending December 31, 2003 were $98.6 million, an increase of $8.7 million, or 9.6%, over average interest-earning assets for the year ended December 31, 2002 of $89.9 million. Average loan balances increased $387,000, and average security balances increased $10.2 million. The average loan yield declined 71 basis points to 5.97% at December 31, 2003 from 6.68% in the prior year. As stated above in the quarterly income analysis, the Bank's loan rate was negatively impacted by the high volume of mortgage loan refinancing activity and the declining prime rate. The average security yield declined 93 basis points to 3.82% at December 31, 2003 from 4.75% in the prior year. The security yield was negatively impacted by the re-pricing of floating rate instruments. Also contributing to the decline was a large number of maturities and security calls, which were then replaced with lower yielding securities.

Interest expense for the year ended December 31, 2003 decreased to $2.2 million, a decline of $345,000, or 13.7%, compared to the prior year. The decrease was due to lower rates paid on interest-bearing deposits and borrowings. The average rate paid on interest-bearing liabilities for the year ended December 31, 2003 declined by 90 basis points to 2.70% from 3.60% in the prior year. The average interest paid on certificates of deposit fell by 120 basis points to 3.21% for the year ended December 31, 2003, from 4.41% for the prior-year period.

Provision for loan losses for the year ended December 31, 2003 was $76,000, compared to $93,000 for the year ended December 31, 2002, a decrease of $17,000, or 18.3%. As stated above in the quarterly income analysis, despite significant loan growth, the Bank has been able to record less monthly provision expense and still maintain an adequate loan loss reserve in relation to total nonperforming loans and total outstanding gross loans. Non-performing loan balances have decreased to $908,000, a decline of $810,000, or 47.1% compared to the prior year-end. Several non-accrual loans paid off in the fourth quarter of 2003.

Net interest income after provision for loan losses for the year ended December 31, 2003 increased $255,000, or 9.3% to $3.0 million. The increase in the Bank's net interest income resulted primarily from the growth in interest earning assets, and a decline in the rate paid on interest bearing liabilities to 2.70% from 3.60% for the prior-year period.

Non-interest income for the year ended December 31, 2003 was $606,000 compared to $461,000 for the year ended December 31, 2002, an increase of $145,000, or 31.5%. This increase was primarily attributable to the increase in the gain on sale of loans of $173,000. These loans were sold with servicing rights being maintained by the Bank. The Bank also recorded $45,000 in loan servicing fees during 2003 an increase of $24,000 as compared to $21,000 in loan servicing fees for the prior year. This increase in non-interest income was slightly offset by a decline of $36,000, or 32.7% in gain on sale of assets. In both

2002 and 2003 the Bank sold property to the Illinois Department of Transportation in order to facilitate highway expansions. The gain in 2002 was $74,000 compared to a gain of $110,000 in the year 2002.

Non-interest expense for the year ended December 31, 2003 was $3.0 million or $540,000 more than expenses for the year ended December 31, 2002. The increase was primarily attributable to increases in legal and collection expenses, compensation expenses, directors' fees, and advertising expense. Legal expense increased $407,000, or 428.4% as a result of the expenses associated with and the resolution of a lawsuit brought against the Bank by the Bank's former President, as disclosed in the Company's Quarterly Report on form 10-QSB for the quarter ended September 30, 2003. Salary expense increased $135,000, or 10.9%, as a result of staff additions and annual merit increases. Directors' fees increased $24,000, or 24.0% due to the addition of one board member as one current director retired and elected emeritus status. Advertising expense increased $21,000, or 39.6% due to increased focus on promoting the Bank and various new products. These increases were offset slightly by a $62,000, or 18.7% decrease in occupancy and equipment expense. Occupancy and equipment costs were higher in 2002 due to a $27,000 one time adjustment to real estate property tax expense, a $16,000 increase in building maintenance as several projects were completed to enhance the efficiency and appearance of the current building, and $14,000 in equipment depreciation for items that were fully depreciated in late 2002, therefore having no expense recorded on these assets in 2003.

Other financial information is included in the tables that follow.




Note:

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and our ability to adapt to such changes.

CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEET (unaudited)
(in thousands)

                                                                            December 31,        December 31,
                                                                                2003                2002
                                                                          -------------------------------------
Assets
Cash and due from other financial institutions                                     $ 1,811             $ 2,429
Interest-bearing deposits in other financial institutions                            3,442               5,688
                                                                          -------------------------------------
   Total cash and cash equivalents                                                   5,253               8,117

Securities available-for-sale                                                       23,857              13,448
Federal Home Loan Bank (FHLB) stock                                                  3,680               3,409
Loans, net of allowance for loan losses of
    $725 at December 31, 2003 and $690 at December 31, 2002                         66,755              67,544
Bank premises and equipment, net                                                     2,352               1,906
Accrued interest receivable                                                            488                 541
Other assets                                                                           766                 551
                                                                          -------------------------------------
        Total assets                                                             $ 103,151            $ 95,516
                                                                          =====================================


Liabilities and  Stockholders' Equity

Liabilities
Deposits:
   Noninterest bearing                                                             $ 8,002             $ 7,153
   Interest bearing                                                                 72,463              65,334
                                                                          -----------------   -----------------
     Total deposits                                                                 80,465              72,487
Federal Home Loan Bank advances                                                      8,000               9,000
Other borrowings                                                                       686                 284
Accrued interest payable                                                               167                 218
Other liabilities                                                                    1,176                 809
                                                                          -------------------------------------
       Total liabilities                                                            90,494              82,798
                                                                          -------------------------------------

       Total stockholders' equity                                                   12,657              12,718
                                                                          -------------------------------------

      Total liabilities and stockholders' equity                                 $ 103,151            $ 95,516
                                                                          =====================================

CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

                                                                     For Three Months Ended            For Three Months Ended
                                                                  ----------------------------      ----------------------------
                                                                  December 31      December 31      December 31      December 31
                                                                      2003            2002             2003             2002
                                                                  ----------------------------      ----------------------------

Interest Income and dividend income:                              $  1,074         $  1,118         $  4,330         $  4,448
                                                                       189              136              637              661
Loans, including fees                                                   62               52              219              196
Securities                                                               8               12               52               40
                                                                  ----------------------------      ----------------------------
Federal Home Loan Bank dividends                                     1,333            1,318            5,238            5,345
Interest-bearing deposits in other financial institutions
     Total interest income
Interest expense:                                                      453              534            1,953            2,337
                                                                        45               64              221              183
Deposits                                                                 2               (1)               5                4
                                                                  ----------------------------      ----------------------------
Federal Home Loan Bank advances                                        500              597            2,179            2,524
Other borrowings
     Total interest expense                                            833              721            3,059            2,821

     Net interest income before provision for loan losses               12               27               76               93
                                                                  ----------------------------      ----------------------------
Provision for loan losses                                              821              694            2,983            2,728

     Net interest income after provision for loan losses
                                                                        23               24               79               85
Other income:                                                           17               16               65               62
Service charges on deposit accounts                                     12                7               45               21
Other service charges and fees                                          26               57              299              126
Loan servicing fees                                                      -                -                -                7
Gain on sale of loans                                                    1              110               74              110
Gain on sale of investments                                              -                2               44               50
                                                                  ----------------------------      ----------------------------
Gain on sale of assets                                                  79              216              606              461
Other

Other expense:                                                         385              366            1,370            1,235
Salaries and employee benefits                                          70               92              270              332
Occupancy and equipment, net                                            53               52              225              212
Data processing                                                         22               17               74               53
Advertising and marketing                                               31               26              124              100
Directors' fees                                                         20               23               87               88
Audit and accounting fees                                               67               27              502               95
Legal and collection expense                                            67               95              344              341
                                                                  ----------------------------      ----------------------------
Other                                                                  715              698            2,996            2,456

     Net income before income taxes                                    185              212              593              733
Income taxes                                                            62               70              202              238
                                                                  ----------------------------      ----------------------------
     Net income                                                    $   123          $   142          $   391          $   495
                                                                  ============================      ============================
Earnings per share                                                    0.20             0.21             0.62             0.76

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CLOVER LEAF FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share data)

                                                                    At                At
                                                               December 31,      December 31,
Selected Financial Highlights                                      2003              2002
-----------------------------                               -----------------------------------
   Total assets                                                 $ 103,151        $  95,516
   Interest earning assets                                         97,734           90,089
   Loan receivable, net                                            66,755           67,544
   Securities                                                      27,537           16,857
   Deposits                                                        80,465           72,487
   Non-performing loans                                               908            1,718
   Allowance for loan losses                                          725              690
   Stockholders' equity                                            12,657           12,718
   Book value per share                                             19.90            19.23
   Shares outstanding - actual number                             635,950          661,250

                                                               December 31,    December 31,
Asset Quality Ratios:                                              2003            2002
---------------------
                                                             -----------------------------------
  Non-performing loans to total loans                             1.35%            2.54%
  Non-performing loans to total assets                            0.88%            1.80%
  Allowance for loan losses to total non-performing loans        79.85%           40.16%
  Allowance for loan losses to gross loans receivable             1.07%            1.02%

                                                   For Three Months Ended           For The Year Ended
                                                 December 31    December 31     December 31    December 31
Selected Operating Ratios                           2003            2002           2003            2002
-------------------------                        ---------------------------------------------------------
   Return on average assets                         0.48%           0.62%          0.38%           0.55%
   Return on average equity                         4.02%           4.49%          3.13%           3.95%
   Net interest margin                              3.41%           3.36%          3.19%           3.32%
   Non-interest expense to average assets           2.78%           3.03%          2.93%           2.72%